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[LOGO OF WILLKIE FARR & GALLAGHER LLP]                      1875 K Street, NW
                                                            Washington, DC 20006

                                                            Tel: 202 303 1000
                                                            Fax: 202 303 2000

October 31, 2009

VIA EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

     Re:  iShares Trust
          File Nos. 333-92935 and 811-09729
          Post-Effective Amendment No. 320

Ladies and Gentlemen:

On behalf of iShares Trust (the "Trust"), we hereby transmit for filing under the Securities Act of 1933 (the "1933 Act") and the Investment Company Act of 1940, Post-Effective Amendment No. 320 to the Trust's Registration Statement on Form N-1A.

The Amendment relates to the following fund, a series of the Trust:

S0000 24426           iShares MSCI All Peru Capped Index Fund

The Amendment is being filed pursuant to Rule 485(a) under the 1933 Act and the purpose of this filing is to file the initial version of the prospectus pursuant to the revised Form N-1A.

If you have any questions or need further information, please call me at (202) 303-1151.

Sincerely,


David Solander

cc:  Robert Zivnuska
     Benjamin Haskin
     Anthony Vertuno

       NEW YORK WASHINGTON, DC PARIS LONDON MILAN ROME FRANKFURT BRUSSELS